                                                                                                NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	817-415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
FOURTH-QUARTER AND FULL-YEAR 2010 RESULTS

FORT WORTH, Texas, Feb. 22, 2011 — RadioShack Corporation (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the fourth quarter and year ended December 31, 2010.

Total net sales and operating revenues for the 2010 fourth quarter increased 3.8% to $1.37 billion, compared to $1.32 billion for the 2009 fourth quarter.  Net income for the fourth quarter decreased to $57.0 million, or $0.51 per diluted share, compared with net income of $75.7 million, or $0.60 per diluted share, reported for the same period last year.  Comparable same-store sales for U.S. company-operated stores and kiosks increased 1.3% during the 2010 fourth quarter, compared with the 2009 fourth quarter.

Total net sales and operating revenues for 2010 increased 4.6% to $4.47 billion, compared to $4.28 billion for the 2009 full year.  Full-year net income for 2010 increased 1.1% to $206.1 million, or $1.68 per diluted share, compared with net income of $205.0 million, or $1.63 per diluted share, reported last year.

“In 2010 we demonstrated our commitment to consistent long-term growth by building and expanding our wireless business,” said RadioShack Chairman and Chief Executive Officer Julian C. Day.  “We also made great strides in raising awareness and consideration of The Shack® brand by engaging new and existing customers with more relevant and exciting brand positioning.  In addition, the year marked our decision to fund a significant share repurchase program designed to return value directly to shareholders.”

Jim Gooch, President and Chief Financial Officer, added, “Our priority for 2011 is to continue to make operational improvements that enhance our mobility, innovation and service offerings for customers.  Despite the disappointing performance of our T-Mobile postpaid business in the fourth quarter, we strongly believe mobility products are the cornerstone of our future.  We also remain committed to our plans to improve our non-wireless product platforms and maximize our relationship with Target.  Finally, we will continue to strategically allocate capital to manage our balance sheet and support the key drivers of revenue growth in 2011.”

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 2 of 9

Capital Structure Update

During the fourth quarter, the Company acquired 8.1 million shares under its existing share repurchase program.  The total shares acquired included 4.9 million shares repurchased in the open market for $98.6 million, and 3.2 million shares acquired under the previously announced $300 million accelerated share repurchase (“ASR”) program.  The Company entered into the ASR program on August 24, 2010, and completed the program on November 2, 2010; the total number of shares repurchased under the ASR program was 14.9 million.  With the completion of these share purchases, RadioShack has $101.4 million of share repurchase authority remaining under its share repurchase program.  Primarily as a result of share repurchases, common shares outstanding at year-end 2010 were 105.7 million compared to 125.2 million at year-end 2009.

After investing $98.6 million in share repurchases in the fourth quarter, the Company ended the year with a cash balance of $569.4 million.  Inventories stood at $723.7 million at year-end, up $53.1 million compared to the end of 2009.  The increased investment in inventory supports the rollout of the Target Mobile kiosk program along with continued growth in the wireless category.  Capital expenditures in 2010 totaled $80.1 million, down from $81.0 million in 2009.

On January 4, 2011, the Company terminated its $325 million credit facility and entered into a new five-year, $450 million revolving credit agreement.  The Company’s obligations under the new facility are guaranteed by certain of the Company’s subsidiaries and are secured by first-priority liens in substantially all of the Company’s and certain of its subsidiaries’ inventory and accounts receivable, cash and cash equivalents, and certain other personal property.  The Company was required to eliminate the restrictive covenants associated with its notes due May 2011 in order to satisfy a condition under this new facility.  On January 4, 2011, RadioShack transferred $318.1 million to the trustee for the notes, with instructions that these funds be used to redeem the notes on March 4, 2011.  In connection with this cash transfer, the trustee acknowledged the satisfaction and discharge of the indenture as to the notes, which eliminated the restrictive covenants referenced above.

Outlook

RadioShack currently expects full-year 2011 total diluted EPS to be in the range of $1.60 to $1.90 per share.  RadioShack currently expects total net sales and operating revenues to increase in the low-to mid-single-digit percent range in 2011, primarily driven by continued growth in the wireless product platform.

The Company expects kiosks segment operating income to decline approximately $10 million to $15 million in 2011 compared to full year 2010, reflecting the impact of ramping up new Target Mobile kiosks and discontinuing the Sam’s Club kiosks.  The Company continues to anticipate kiosks segment operating income growth to resume in 2012 following the completion of the Target Mobile kiosk rollout.

At this time, capital expenditures are anticipated to be in the range of $100 million to $125 million in 2011.

Actual results may differ from this guidance due to significant events that may occur during the year, the nature, timing and financial impact of which are not yet known.

In addition, RadioShack has informed T-Mobile that they have materially breached their contract with the Company.  RadioShack anticipates having constructive discussions with T-Mobile and hopes that the matter will be resolved quickly.

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 3 of 9

Fourth Quarter 2010 Results

The 3.8% increase in total net sales and operating revenues for the 2010 fourth quarter (three months ended December 31, 2010) was driven by a $34.0 million or 50.6% increase in sales generated by kiosks, a $12.0 million increase in sales generated by U.S. company-operated stores, and a $3.6 million increase in other sales.  The increase in kiosk sales reflects the rollout of Target Mobile locations.

Comparable store sales for company-operated stores and kiosks for the 2010 fourth quarter increased 1.3%, driven primarily by higher postpaid wireless sales, particularly sales of smartphones.  Higher sales of prepaid wireless handsets, laptops and wireless accessories also contributed to the increase in sales.  These increases were partially offset by a decline in T-Mobile postpaid wireless sales and declines in sales of GPS products, digital cameras and digital music players.  A decline in sales of television digital-to-analog converter boxes also negatively impacted comparable store sales.  Consolidated sales of converter boxes were $7.4 million in the 2010 fourth quarter compared to $13.1 million in the 2009 fourth quarter.

Consolidated gross profit for the 2010 fourth quarter was $561.1 million, or 41.0% of net sales, compared with $579.0 million, or 43.9% of net sales, for the 2009 fourth quarter.  The fourth quarter gross margin was negatively impacted by the underperformance of the Company’s T-Mobile business, a higher sales mix of lower-margin wireless handsets, and incremental promotional and clearance markdowns associated with seasonal sell-through and product transitions in non-wireless platforms.

Consolidated selling, general and administrative (SG&A) expenses for the 2010 fourth quarter were $438.4 million, or 32.1% of sales, compared with $425.7 million, or 32.3% of sales, for the 2009 fourth quarter.  The increase in SG&A expenses in the fourth quarter resulted from higher employee infrastructure costs to support the Target Mobile kiosk rollout, partially offset by continued cost reduction initiatives in other SG&A categories.

Fourth quarter 2010 operating income was $103.3 million, or 7.6% of sales, compared with fourth quarter 2009 operating income of $132.2 million, or 10.0% of sales.

Full-Year 2010 Results

The 4.6% increase in total net sales and operating revenues for 2010 (12 months ended December 31, 2010) was driven by a $157.3 million or 4.3% increase in sales generated by U.S. company-operated stores, a $21.6 million increase in sales generated by kiosks, and a $17.8 million increase in other sales.  The increase in other sales was due primarily to sales growth from company-operated stores in Mexico and from independent dealers.

Comparable store sales for company-operated stores and kiosks increased 4.4%, driven by increased sales in our Sprint and AT&T postpaid wireless business, increased sales of prepaid wireless handsets and airtime, and increased sales of wireless accessories. These increases were partially offset by sales declines in digital-to-analog converter boxes, GPS products, netbooks, digital televisions and digital cameras. The inclusion of T-Mobile as a postpaid wireless carrier increased sales for the first nine months of 2010; however, T-Mobile sales decreased in the fourth quarter when compared to the same period last year.

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 4 of 9

Consolidated sales of digital-to-analog converter boxes were $33.7 million in 2010, compared to $170.1 million in 2009.  Sales of these converter boxes resulted from the transition of television broadcast signals in the United States from analog to digital only, which occurred in June 2009.

Consolidated gross profit for 2010 was $2.01 billion, or 45.0% of sales, compared to $1.96 billion, or 45.9% of sales, in 2009.  Gross margin in 2010 declined primarily due to a higher sales mix of lower-margin wireless handsets and incremental promotional and clearance markdowns associated with seasonal sell-through and product transitions in non-wireless platforms.

Consolidated SG&A expenses for 2010 were $1.55 billion, or 34.8% of sales, compared to $1.51 billion, or 35.3% of sales, in 2009.  The increase in SG&A expenses in 2010 was driven by employee incentive compensation associated with increased wireless sales, higher employee infrastructure costs to support the Target Mobile kiosk rollout, and increased advertising expense related to brand building in the second quarter of 2010.

Operating income for 2010 was $375.4 million, or 8.4% of sales, compared to 2009 operating income of $369.4 million, or 8.6% of sales.

Webcast, Conference Call and Form 10-K

RadioShack will host a live Internet webcast of its investor conference call at 4:30 p.m. EST today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackcorporation.com.  The call is expected to conclude by 5:30 p.m. EST.

An archived replay of the conference call will be available in the investor relations section of the RadioShack corporate website.  A telephone replay will be available beginning at approximately 7 p.m. EST today and will remain available until midnight EST on March 8, 2011. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 98905254.

Today RadioShack filed its 2010 Annual Report on Form 10-K with the Securities and Exchange Commission.  Shareholders may obtain a hard copy of RadioShack’s fiscal 2010 complete audited financial statements free of charge by calling RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, the underperformance or loss of certain of our important vendors, difficulties associated with opening and profitably operating our new wireless kiosks in Target stores, a breach or termination by one of our wireless carrier partners of its agreement with us, overall sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and services and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on February 22, 2011.

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 5 of 9

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,695 company-operated stores in the United States and Mexico, more than 1,265 wireless phone kiosks in the United States, and approximately 1,220 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Source: RadioShack – F

# # #

Financial Tables Follow

RadioShack 4Q 2010 Earnings Release, 2.22.11                              Page 6 of 9

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except for per share amounts)	2010	2009	2010	2009

Net sales and operating revenues	$1,367.8	$1,318.2	$4,472.7	$4,276.0
Cost of products sold	806.7	739.2	2,462.1	2,313.5
Gross profit	561.1	579.0	2,010.6	1,962.5

Operating expenses:
Selling, general and administrative	438.4	425.7	1,554.7	1,507.9
Depreciation and amortization	18.5	20.6	76.5	83.7
Impairment of long-lived assets	0.9	0.5	4.0	1.5
Total operating expenses	457.8	446.8	1,635.2	1,593.1

Operating income	103.3	132.2	375.4	369.4

Interest income	0.5	0.9	2.6	4.8
Interest expense	(10.9)	(10.3)	(41.9)	(44.1)
Other loss	--	--	--	(1.6)

Income before income taxes	92.9	122.8	336.1	328.5
Income tax expense	35.9	47.1	130.0	123.5

Net income	$57.0	$75.7	$206.1	$205.0

Net income per share:

Basic	$0.52	$0.60	$1.71	$1.63

Diluted	$0.51	$0.60	$1.68	$1.63

Shares used in computing net income per share:

Basic	109.8	125.5	120.5	125.4

Diluted	111.9	127.1	122.7	126.1

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 7 of 9

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(In millions)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$569.4	$908.2
Accounts and notes receivable, net	377.5	322.5
Inventories	723.7	670.6
Other current assets	108.1	114.4
Total current assets	1,778.7	2,015.7

Property, plant and equipment, net	274.3	282.3
Goodwill, net	41.2	38.9
Other assets, net	81.2	92.4
Total assets	$2,175.4	$2,429.3

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$308.0	$--
Accounts payable	272.4	262.9
Accrued expenses and other current liabilities	318.0	360.7
Income taxes payable	9.7	30.9
Total current liabilities	908.1	654.5

Long-term debt, excluding current maturities	331.8	627.8
Other non-current liabilities	93.0	98.7
Total liabilities	1,332.9	1,381.0

Stockholders’ equity	842.5	1,048.3
Total liabilities and stockholders’ equity	$2,175.4	$2,429.3

RadioShack 4Q 2010 Earnings Release, 2.22.11                               Page 8 of 9

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended
	December 31,
(In millions)	2010	2009
Cash flows from operating activities:
Net income	$206.1	$205.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84.2	92.9
Amortization of discount on convertible notes	15.0	13.8
Impairment of long-lived assets	4.0	1.5
Stock-based compensation	9.9	12.1
Deferred income taxes	12.0	7.6
Other non-cash items	12.7	0.8
Changes in operating assets and liabilities:
Accounts and notes receivable	(39.9)	(79.6)
Inventories	(60.4)	(34.7)
Other current assets	(3.6)	(2.8)
Accounts payable, accrued expenses, income taxes payable and other	(85.0)	29.2
Net cash provided by operating activities	155.0	245.8

Cash flows from investing activities:
Additions to property, plant and equipment	(80.1)	(81.0)
Proceeds from sale of property, plant and equipment	0.1	0.4
Other investing activities	--	(0.2)
Net cash used in investing activities	(80.0)	(80.8)

Cash flows from financing activities:
Purchases of treasury stock	(398.8)	--
Payments of dividends	(26.5)	(31.3)
Changes in cash overdrafts	7.5	2.2
Proceeds from exercise of stock options	4.0	0.7
Repayments of borrowings	--	(43.2)
Net cash used in financing activities	(413.8)	(71.6)

Net (decrease) increase in cash and cash equivalents	(338.8)	93.4
Cash and cash equivalents, beginning of period	908.2	814.8
Cash and cash equivalents, end of period	$569.4	$908.2

RadioShack 4Q 2010 Earnings Release, 2.22.11                              Page 9 of 9

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2010	2009	2010	2009

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$1,140.3	$1,128.3	$3,808.2	$3,650.9
Kiosks	101.2	67.2	271.6	250.0
Other	126.3	122.7	392.9	375.1
	$1,367.8	$1,318.2	$4,472.7	$4,276.0

Operating income:
U.S. RadioShack company-operated stores	$204.0	$225.8	$675.4	$702.8
Kiosks	0.6	7.0	21.2	15.4
Other	13.6	9.1	41.8	39.9
	218.2	241.9	738.4	758.1
Unallocated	(114.9)	(109.7)	(363.0)	(388.7)
Operating income	103.3	132.2	375.4	369.4

Interest income	0.5	0.9	2.6	4.8
Interest expense	(10.9)	(10.3)	(41.9)	(44.1)
Other loss	--	--	--	(1.6)
Income before income taxes	$92.9	$122.8	$336.1	$328.5

Sales for the U.S. RadioShack company-operated stores segment increased $12.0 million to $1.14 billion in the 2010 fourth quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2010 fourth quarter compared to the same period last year for each business platform.

Platform (1)	% Sales Change 4Q 2010 vs. 4Q 2009	Drivers of 4Q 2010 vs. 4Q 2009 Sales Change
Wireless	+12.4	Positive: Sprint postpaid wireless, AT&T postpaid wireless, prepaid wireless handsets Negative: T-Mobile postpaid wireless, GPS products
Accessory(2)	-7.4	Positive: wireless accessories, headphones Negative: digital-to-analog television converter boxes and related television antennas, media storage
Modern home	-8.8	Positive: laptop computers Negative: netbooks, digital televisions
Personal electronics	-13.4	Positive: electronic readers Negative: digital cameras, digital music players
Power	-0.7	Positive: wireless charging Negative: special purpose batteries, general purpose batteries
Technical	+0.2	Positive: wire and cable Negative: connectivity
Service	+7.1	Positive: prepaid wireless airtime and content
Total U.S. company-operated stores	+1.1

(1)	For more information, refer to the RadioShack Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2011.
(2)	The change in sales of the accessory platform, excluding the effect of digital converter boxes, was –5.3%, -2.1% and
-8.0% for 4Q 2010, 3Q 2010, and 4Q 2009, respectively, when compared with the same prior year periods.